Exhibit 10.2

GARTNER, INC.

2014 LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

Grant #

NOTICE OF GRANT

Gartner, Inc. (the “Company”) hereby grants you, __________________ (the “Grantee”), the number of performance stock units indicated below (a “PSU” or the “PSUs”) under the Company’s 2014 Long-Term Incentive Plan (the “Plan”) (this type of Award is referred to as Performance Shares under the Plan). The date of this Agreement is February 6, 2017 (the “Grant Date”). Subject to the provisions of Appendix A (attached hereto) and of the Plan, the principal features of this Performance Stock Unit grant are as follows:

Target Number of PSUs: ____________, subject to adjustment as provided under Performance Adjustment below.

Performance Adjustment:

The number of PSUs eligible to vest will be adjusted in accordance with the following schedule, based upon Total Contract Value (a Performance Objective as defined in the Plan) at December 31, 2017, measured on a foreign exchange neutral basis.

Adjustment is linear between each level of Total Contract Value noted above. Total Contract Value shall have the meaning set forth in our Annual Report on Form 10-K for the year ended December 31, 2017. After achievement of 2017 Total Contract Value is finally determined, if 2017 Total Contract Value is less than the Minimum specified above, then all PSUs will be immediately forfeited. Eligibility for vesting of PSUs also is subject to the note below.

*Important Note Re CEB acquisition:

Achievement of 2017 Total Contract Value is expected to be positively impacted by the completion of the acquisition of CEB Inc. Accordingly and notwithstanding any contrary provision of this Notice of Grant and the accompanying Award Agreement attached hereto as Appendix A, the PSUs eligible to vest (if any) may be adjusted downward by the Compensation Committee in its discretion to the level (including to zero) that it deems appropriate considering all facts and circumstances related to the completion of the acquisition and the integration of the CEB business during 2017.

1

Vesting Schedule:

Twenty-five percent (25%) of the PSUs eligible to vest (if any, as determined in the prior subsection) shall vest on each of the first four anniversaries of the date hereof, or February 6, 2018, 2019, 2020 and 2021, subject to Grantee’s Continued Service through each such date.

Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Performance Stock Unit Agreement (the “Agreement”), which includes this Notice of Grant and Appendix A. For example, important additional information on vesting and termination of this Performance Stock Unit grant is contained in Paragraphs 4 through 7 of Appendix A, and there is a non-competition covenant in Paragraph 14. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS PERFORMANCE STOCK UNIT GRANT.

GARTNER, INC.	GRANTEE

By:
Eugene A. Hall, CEO

2

APPENDIX A

TERMS AND CONDITIONS OF PERFORMANCE STOCK UNITS

1.       Grant of PSUs. The Company hereby grants to the Grantee under the Plan the number of Performance Stock Units (“PSUs”) indicated in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan; provided, however, that should Grantee’s Continued Service end at any time during the calendar year in which the grant was made, then the target number of PSUs so granted will be pro-rated to the number of days in that year in which the Grantee was employed (e.g., for the avoidance of doubt, the target number of PSUs will equal the number specified in the Notice of Grant, multiplied by the number of days from January 1 to the date of termination, divided by 365). (This type of Award is referred to as Performance Shares under the Plan.)

2.       Payment of Purchase Price. When the PSUs are paid out to the Grantee, the purchase price will be deemed paid by the Grantee for each Performance Stock Unit through the past services rendered by the Grantee, and will be subject to the appropriate tax withholdings.

3.       Company’s Obligation to Pay. Each PSU has a value equal to the Fair Market Value of a Share on the date of grant. Unless and until the PSUs have vested in the manner set forth in Paragraphs 4 or 5, the Grantee will have no right to payment of such PSUs. Prior to actual payment of any vested PSUs, such PSUs will represent an unfunded and unsecured obligation of the Company. Payment of any vested PSUs will be made in Shares only. In no event will the Grantee be permitted, directly or indirectly, to specify the taxable year of the payment of any PSUs payable under the Agreement.

4.       Vesting Schedule. Except as otherwise provided in this Agreement, the PSUs awarded by this Agreement are scheduled to vest in accordance with the vesting schedule set forth in the Notice of Grant. PSUs scheduled to vest on a particular date actually will vest only if the Grantee remains in Continued Service through such date. Should the Grantee’s Continued Service end at any time (the “Termination Date”), any unvested PSUs will be immediately cancelled; provided, however, that if termination of Continued Service results from the Grantee’s death, Disability or Retirement, then any unvested PSUs shall vest as follows:

(a)	If termination of Continued Service is due to the Grantee’s death or Disability, the unvested portion of this PSU shall vest in full on the Termination Date;

(b)	If termination of Continued Service is due to Retirement and the Grantee is less than age 60, the unvested portion of this PSU that would have vested by its terms within twelve (12) months from the Termination Date shall continue to vest as set forth in the Notice of Grant despite the termination of service;

(c)	If termination of Continued Service is due to Retirement and the Grantee is age 60 on the Termination Date, the unvested portion of this PSU that would have vested by its terms within twenty-four (24) months from the Termination Date shall continue to vest as set forth in the Notice of Grant despite the termination of service;
3

(d)	If termination of Continued Service is due to Retirement and the Grantee is age 61 on the Termination Date, the unvested portion of this PSU that would have vested by its terms within thirty-six (36) months from the Termination Date shall continue to vest as set forth in the Notice of Grant despite the termination of service; and

(e)	If termination of Continued Service is due to Retirement and the Grantee is age 62 or older on the Termination Date, the entire unvested portion of this PSU shall continue to vest as set forth in the Notice of grant despite the termination of Service;

provided further, however, that (i) Grantee is in full compliance with all the terms of this Agreement at the time of vesting and (ii) in the case of PSUs as to which the Performance Adjustment referred to in the Notice of Grant has not been made at the Termination Date, the PSUs that will be deemed vested on the Termination Date or otherwise pursuant to this Paragraph 4 shall be determined, and shall vest, when such Performance Adjustment has occurred.

5.       Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the PSUs at any time, subject to the terms of the Plan and, except in connection with a change of control of the Company, not with respect to PSUs that are intended to qualify as “performance-based compensation” under Code section 162(m). If so accelerated, such PSUs will be considered as having vested as of the date specified by the Committee. If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the PSUs and the PSUs are “deferred compensation” within the meaning of Section 409A, the payment of such accelerated PSUs nevertheless shall be made at the same time or times as if such PSUs had vested in accordance with the vesting schedule set forth in the Notice of Grant (whether or not the Grantee remains in Continued Service through such date(s)). The immediately preceding sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to the sentence. Notwithstanding the foregoing, if such PSUs that are “deferred compensation” within the meaning of Section 409A are accelerated in connection with the Grantee’s termination of Continued Service (other than due to death), the PSUs that vest on account of the Grantee’s termination of Continued Service will not be considered due or payable until the Grantee has a “separation from service” within the meaning of Section 409A. In addition, if the Grantee is a “specified employee” within the meaning of Section 409A at the time of the Grantee’s separation from service, then any such accelerated PSUs otherwise payable within the six (6) month period following the Grantee’s separation from service instead will be paid on the date that is six (6) months and one (1) day following the date of the Grantee’s separation from service, unless the Grantee dies following his or her separation from service, in which case, the accelerated PSUs will be paid to the Grantee’s estate as soon as practicable following his or her death, subject to Paragraph 9. Thereafter, such PSUs shall continue to be paid in accordance with the vesting schedule set forth on the first page of this Agreement. Each payment payable to a U.S. taxpayer under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time.

4

6.       Payment after Vesting. Any PSUs that vest in accordance with Paragraph 4 will be released to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to Paragraph 9, but in no event later than the applicable two and one-half (2-½) month period of the “short-term deferral” rule set forth in the Section 1.409A-1(b)(4) of the Treasury Regulations issued under Section 409A. Notwithstanding the foregoing, if the PSUs are “deferred compensation” within the meaning of Section 409A, the vested PSUs will be released to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to Paragraph 9, but in no event later than the end of the calendar year that includes the date of vesting or, if later, the fifteen (15th) day of the third (3rd) calendar month following the date of vesting (provided that the Grantee will not be permitted, directly or indirectly, to designate the taxable year of the payment). Further, if some or all of the PSUs that are “deferred compensation” within the meaning of Section 409A vest on account of the Grantee’s termination of Continued Service (other than due to death) in accordance with Paragraph 4, the PSUs that vest on account of the Grantee’s termination of Continued Service will not be considered due or payable until the Grantee has a “separation from service” within the meaning of Section 409A. In addition, if the Grantee is a “specified employee” within the meaning of Section 409A at the time of the Grantee’s separation from service (other than due to death), then any accelerated PSUs will be paid to the Grantee no earlier than six (6) months and one (1) day following the date of the Grantee’s separation from service unless the Grantee dies following his or her separation from service, in which case, the PSUs will be paid to the Grantee’s estate as soon as practicable following his or her death, subject to Paragraph 9. Any PSUs that vest in accordance with Paragraph 5 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares in accordance with the provision of such paragraph, subject to Paragraph 9.

7.       Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the PSUs that have not vested pursuant to Paragraphs 4 or 5 at the time the Grantee ceases to be in Continued Service will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of any of the price paid for the PSUs forfeited to the Company pursuant to this Paragraph 7.

8.       Death of Grantee. Any distribution or delivery to be made to the Grantee under this Agreement will, if the Grantee is then deceased, be made to the administrator or executor of the Grantee’s estate (or such other person to whom the PSUs are transferred pursuant to the Grantee’s will or in accordance with the laws of descent and distribution). Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of these PSUs and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this Performance Stock Unit grant as set forth in this Agreement.

9.       Withholding of Taxes. When the Shares are issued as payment for vested PSUs, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee may be subject to applicable taxes in his or her jurisdiction. The Company (or the employing parent of the Company or Subsidiary) will withhold a portion of the Shares otherwise issuable in payment for vested PSUs that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company (or the employing parent of the Company or Subsidiary) with respect to the Shares. No fractional Shares will be withheld or issued pursuant to

5

the grant of PSUs and the issuance of Shares thereunder. The Company (or the employing parent of the Company or Subsidiary) may instead, in its discretion, withhold an amount necessary to pay the applicable taxes from the Grantee’s paycheck, with no withholding of Shares. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Grantee’s paycheck, as indicated above), no payment will be made to the Grantee (or his or her estate) for PSUs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Grantee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such PSUs. By accepting this Award, the Grantee expressly consents to the withholding of Shares and to any cash or Share withholding as provided for in this Paragraph 9. All income and other taxes related to the Performance Stock Unit award and any Shares delivered in payment thereof are the sole responsibility of the Grantee. In no event will the Company reimburse the Grantee for any taxes that may be imposed on the Grantee as result of Section 409A.

10.     Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). Notwithstanding any contrary provisions of this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will accrue with respect to (i) unvested PSUs and (ii) PSUs that are vested but unpaid, and no such dividends or other distributions will be paid on PSUs nor PSUs that are vested but unpaid pursuant to Paragraph 5, and in each case will be subject to the same forfeiture provisions (if any), and be paid out at the same time or time(s), as the underlying PSUs on which such dividends or other distributions have accrued. After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11.     No Effect on Employment or Service. The Grantee’s employment with the Company and any parent of the Company or Subsidiary is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Grantee, nothing in this Agreement or the Plan shall confer upon the Grantee any right to continue to be employed by the Company or any parent of the Company or Subsidiary or shall interfere with or restrict in any way the rights of the Company or the employing parent of the Company or Subsidiary, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the parent of the Company or Subsidiary employing the Grantee.

12.     Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary at the Company’s headquarters, P.O. Box 10212, 56 Top Gallant Road, Stamford, CT 06902-7700, or at such other address as the Company may hereafter designate in writing.

13.     Grant is Not Transferable. Except to the limited extent provided in Paragraph 8 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or

6

hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void. Notwithstanding the preceding, the Grantee may transfer (not for consideration and for bona fide estate planning purposes) the Performance Stock Units awarded under this Agreement to a revocable estate planning trust that is established solely for the benefit of Grantee and his or her immediate family. Any such transfer will be permitted only if it is in compliance with such rules and procedures as the Company may establish from time to time. Among other things, Grantee must acknowledge and agree that (a) for U.S. income tax purposes, all taxable income from the Performance Stock Units will be reported to Grantee alone, (b) if Grantee proposes to change the nature or character of the transferee trust, Grantee first must inform the Company and the Company may require that the Performance Stock Units be transferred back to Grantee alone, and (c) no additional other or further transfers of the Performance Stock Units will be permitted under any circumstance.

14.     Non-Competition. The Grantee agrees that, during the Restraint Period (as defined below), for any reason, the Grantee will not engage in any Competitive Act within the Non-Compete Area. For purposes of this Agreement, “Competitive Act” (independently and collectively) shall mean any direct or indirect instance of (a) the development, marketing or selling of, or assisting others to develop, market or sell, research and/or advisory services in the areas of information technology, supply chain management, and/or digital marketing, regardless of the manner in which such research and/or advisory services are provided, or (b) the solicitation, directly or indirectly, of the Company’s clients or known prospects for the purposes of developing, digital marketing or selling the products or services referred to in clause (a), by the Grantee (whether as a consultant, analyst, sales person, independent contractor, agent, independent business venturer, partner, member, employee or otherwise). “Non-Compete Area” shall mean any jurisdiction or location in which the Company conducts business or has clients or prospects, including Europe, North America, the USA, the United Kingdom, Australia, Asia, Asia-Pacific & Japan, Middle East, Central and South America, or Africa. “Restraint Period” shall mean the period of three (3) years following the last date on which any PSUs vest. During the Restraint Period, the Grantee will notify (in writing and not less than 72 hours in advance) the Company’s General Counsel if he or she intends to become an employee or other service provider of any entity other than the Company (for example, but not by way of limitation, as an employee, consultant, analyst, sales person, independent contractor, agent, independent business venturer, partner or member). The Grantee agrees that the restrictions in this Paragraph 14 will apply as if they consisted of several separate, independent and cumulative covenants and restraints. Employee further agrees that if any separate covenant and restraint described in this Paragraph 14 is unenforceable, illegal or void, that covenant and restraint is severed and the other covenants and restraints remain in full force and effect. It will not be a violation of this Agreement for the Grantee to take an accounting and finance position with an entity that derives a portion (but less than a majority) of its revenues from Competitive Acts, provided that the Grantee does not engage in sales, marketing, development, operational or strategic activities related to such Competitive Acts and or the portion of the New Entity related thereto. It also will not be a violation of this Agreement for the Grantee to take a senior executive position with an entity (the “New Entity”) so long the New Entity itself does not engage in any Competitive Act, it being understood that affiliated corporations of the New Entity may engage in Competitive Acts but only if both the group of affiliated entities that includes the New Entity derives less than a majority of its revenues

7

from Competitive Acts and the Grantee does not engage in any sales, marketing, development, operational or strategic activities related to such Competitive Acts. Notwithstanding the foregoing, during the final eighteen (18) months of the Restraint Period, only the following entities and their successors will be deemed to be engaged in Competitive Acts: Forrester, IDG (inclusive of IDC), Informa (inclusive of Ovum and Datamonitor), The Advisory Board Company (ABCO), IHS/Markit, Info-Tech Research, ISG (Information Services Group), The 451 Group (inclusive of Yankee, Uptime Research, etc.), eMarketer, Sirius Decisions, G2Crowd, TechTarget, Apptio, Accenture, UBM, Hackett Group and TrustRadius; provided, however, that the Company may modify the foregoing list of entities considered to be engaging in Competitive Acts at any time upon at least thirty (30) days’ written notice to the Grantee.

Grantee acknowledges that the time, geographic and scope limitations of his/her obligations set forth herein are fair and reasonable in all respects, especially in light of the international scope and nature of the Company’s business, and that Grantee will not be precluded from gainful employment if he/she is obligated not to compete with the Company or solicit its customers or others during the Restraint Period and within the Non-Compete Area as described above. In the event of Grantee’s breach or violation of the above restrictions, or good faith allegation by the Company of his/her breach or violation of the above restrictions, the Restraint Period shall be tolled until such breach or violation, or dispute related to an allegation by the Company that Grantee has breached or violated the above restrictions, has been duly cured or resolved, as applicable. Grantee understands that any breach or threatened breach of the above restrictions will cause irreparable injury and that money damages will not provide an adequate remedy therefor and Grantee hereby consents to the issuance of an injunction without posting of a bond.

15.     Non-Solicitation and No-Hire. The Grantee agrees that for the duration of the Restraint Period, the Grantee shall not directly or indirectly solicit, induce, hire, recruit or encourage any of the Company’s employees, agents or contractors to leave their employment or engagement with the Company, whether on the Grantee’s own behalf or on behalf of any other person or entity. General mass solicitations of employment that are not directed at the Company or any employee(s) of the Company shall not be prohibited by this Paragraph 15.

16.     Successors and Assigns. The Company may assign any of its rights under the Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. The rights and obligations of the Grantee under this Agreement may be assigned only with the prior written consent of the Company.

17.     Restrictions on Sale of Securities. The Shares issued as payment for vested PSUs awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, the Grantee’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

18.     Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

19.     Conditions for Issuance of Stock. The shares of stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by

8

the Company. The Company shall not be required to transfer on its books or list in street name with a brokerage company or otherwise issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the PSUs as the Committee may establish from time to time for reasons of administrative convenience.

20.     Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

21.     Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PSUs have vested). All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

22.     Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to Performance Stock Units awarded under the Plan or future Performance Stock Units that may be awarded under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

23.     Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

24.     Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

25.     Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

26.     Modifications to the Agreement; Clawback. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is

9

not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of PSUs, provided that such revision would not materially reduce the economic benefits provided or intended to be provided under this Agreement. Additionally, this Agreement and the award made hereunder shall be subject to any clawback policy which the Company may adopt from time to time as required by law or otherwise.

27.     Amendment, Suspension or Termination of the Plan. By accepting this award, the Grantee expressly warrants that he or she has received an award under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

28.     Governing Law. This grant of PSUs shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without regard to its conflict of laws provisions.

29.     Defined Terms: Capitalized terms used in this Agreement without definition will have the meanings provided for in the Plan. When used in this Agreement, the following capitalized terms will have the following meanings:

“Continued Service” means that your employment relationship is not interrupted or terminated by you, the Company, or any parent or Subsidiary of the Company. Your employment relationship will not be considered interrupted in the case of: (i) any leave of absence approved in accordance with the Company’s written personnel policies, including sick leave, family leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company and any parent, Subsidiary or successor; provided, however, that, unless otherwise provided in the Company’s written personnel policies, in this Agreement or under applicable laws, rules or regulations, or unless the Committee has otherwise expressly provided for different treatment with respect to this Agreement, (x) no such leave may exceed ninety (90) days, and (y) any vesting shall cease on the ninety-first (91st) consecutive date of any leave of absence during which your employment relationship is deemed to continue and will not recommence until such date, if any, upon which you resume service with the Company, its parent, Subsidiary or successor. If you resume such service in accordance with the terms of the Company’s military leave policy, upon resumption of service you will be given vesting credit for the full duration of your leave of absence. Continuous employment will be deemed interrupted and terminated for an Employee if the Grantee’s weekly work hours change from full time to part time. Part-time status for the purpose of vesting continuation will be determined in accordance with policies adopted by the Company from time to time, which policies, if any, shall supersede the determination of part-time status set forth in the Company’s posted “employee status definitions”.

10

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Retirement” means termination of your employment in accordance with the Company’s retirement policies, as in effect from time to time, if on the date of such termination (i) you are at least 55 years old and your Continued Service has extended for at least five (5) years, and (ii) the number of full years in your age and your number of full years of Continued Service total at least 65. By way of illustration, if you terminate your employment in accordance with the Company’s retirement policies on your 63rd birthday after six (6) years of Continued Service, your total would be 69 and your termination would be treated as a Retirement; if your Continued Service had extended for only four (4) years, your total would be 67 but your termination would not be treated as a Retirement since you would not have met the minimum of five (5) years of Continued Service.

Your acceptance of this grant indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Award Agreement, which includes the Notice of Grant and this Agreement.

In addition, by your acceptance of this Performance Stock Unit grant and in consideration of such grant, you hereby ratify and reaffirm the “Agreement Regarding Certain Conditions of Employment” (the “Gartner Agreement”) previously entered into between you and the Company, including but not limited to the confidentiality and post-employment restrictions on competition set forth therein, and/or you hereby agree to comply with all of the terms and conditions of the Gartner Agreement, which is posted on the Global “Forms and Policies” section of Gartner At Work, and is incorporated herein by this reference.

11